Filed Pursuant to Rule 424(b)(7)
Registration No. 333-233863

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated October 10, 2019)

SPARK ENERGY, INC.

Primary Offering of

$200,000,000 of Class A Common Stock, Preferred Stock, Depositary Shares and Warrants

Secondary Offering of

20,800,000 Shares of Class A Common Stock

The following information amends and supplements information contained in the prospectus, dated October 10, 2019 (the “Prospectus”) contained in the Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission on September 20, 2019 and declared effective on October 18, 2019. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and any risk factors in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 8, 2021.

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SELLING SECURITYHOLDERS

The following information, presented as of July 1, 2021, is being provided to update the selling securityholder table in the Prospectus to reflect an exchange by Retailco, LLC of 800,000 Spark HoldCo common units (together with 800,000 shares of Class B common stock) for 800,000 shares of Class A common stock on July 1, 2021, and a subsequent distribution by Retailco, LLC to W. Keith Maxwell III of 800,000 shares of Class A common stock. Where the name of a selling securityholder identified in the tables below also appears in the tables in the Prospectus, the information set forth in the tables below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the Prospectus.

	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering(2)(3)
Name			Number	%
Retailco	19,725,000	19,725,000	—	—
W. Keith Maxwell III	800,000	800,000	2,673,002	7.5%

(1)   Includes 800,000 shares of issued and outstanding Class A common stock held by W. Keith Maxwell III and 19,725,000 shares of Class A common stock that may be issued in the future upon the exchange by Retailco of Spark HoldCo common units (together with an equal number of shares of our Class B common stock), as described in the Prospectus under “Exchange of Spark HoldCo Units and Class B Common Stock.”
(2) Assumes the exchange of all Spark HoldCo common units and Class B common stock held by Retailco and NuDevco Retail for 20,000,000 shares of Class A common stock and the subsequent sale of such Class A common stock. The amount beneficially owned after this offering reflects 2,673,002 shares of Class A common stock held by W. Keith Maxwell III and not included in this registration statement.
(3) W. Keith Maxwell III is the Chief Executive Officer and chairman of our board of directors and the sole member of TxEx Energy Investments, LLC, a Texas limited liability company (“TxEx”), which is the sole member of Retailco and Electric Holdco, LLC (“Electric Holdco”), each a Texas limited liability company. Electric Holdco is the sole member of NuDevco Retail Holdings, which is the sole member of NuDevco Retail. W. Keith Maxwell III is the President and Chief Executive Officer of TxEx, Retailco and Electric Holdco, and the Chief Executive Officer of NuDevco Retail Holdings and NuDevco Retail. Accordingly, W. Keith Maxwell III exercises investment discretion and control over Retailco and NuDevco Retail.

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